FORM 8-K

Current Report

Pursuant to Section 13 or 15d of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2004

SPIEGEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16126	36-2593917
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

3500 Lacey Road Downers Grove, IL	60515-5432
(Address of principal executive offices)	(Zip Code)

(630) 986-8800

(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

INTRODUCTORY NOTE

As the Company previously reported, on March 7, 2003, the Securities Exchange Commission (“SEC”) commenced a civil proceeding against the Company in the U. S. District Court in Chicago (the “court”) alleging, among other things, that the Company’s public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934. Simultaneous with the filing of the SEC’s complaint, the Company announced that it had entered into a consent and stipulation with the SEC resolving, in part, the claims asserted in the SEC action. Solely for purposes of resolving the SEC action, the Company consented to the entry of a partial final judgment (the “SEC Judgment”), which was entered against the Company on March 18, 2003, and amended on March 27, 2003. Under the terms of the SEC Judgment, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act of 1934, as amended, and various rules and regulations thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties regarding the Company’s financial condition and financial accounting. The SEC reserved its right to petition the court to require the Company to pay disgorgement, prejudgment interest and civil penalties, or to impose other equitable relief. The Company is cooperating fully with the ongoing SEC investigation.

As a result of the investigation, the Company’s CEO and CFO were not in a position to certify the Company’s financial statements as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. In addition, the Company’s former outside auditor, KPMG LLP, advised the Company that it would not be able to complete the audit of the Company’s 2002 financial statements until the Company was able to provide the required officer certifications and KPMG LLP had an opportunity to review and consider the report of the independent examiner appointed under the terms of the SEC Judgment.

The report of the independent examiner was issued on September 5, 2003 and delivered to the court on September 12, 2003. The Company filed the report of the independent examiner with the SEC under cover of Form 8-K on September 12, 2003. The independent examiner’s report questions the Company’s accounting policies and procedures regarding, among other matters, revenue recognition, its securitization transactions, valuation of its retained interest in its securitization transactions, covenant defaults and internal controls over its credit underwriting process. The report also questions the timeliness and adequacy of the Company’s disclosures about its financial condition and operating results.

The Company’s management is analyzing the findings of the independent examiner’s report. However, the Company can neither provide any guidance as to the impact, if any, on the Company’s financial statements that may result from these analyses nor state with any certainty when the analyses will be completed.

The court entered an Order on December 4, 2003, granting relief in response to the Company’s motion to modify the Amended Partial Final Judgment and Order of Permanent Injunction and Other Equitable Relief

(the “Amended Partial Final Judgment”) entered on March 27, 2003. The Amended Partial Final Judgment was modified previously by the Order Granting Spiegel, Inc. Partial Relief From Permanent Injunction, entered April 15, 2003, which provides, among other things, that the Company would not be in contempt of the Amended Partial Final Judgment as a result of its inability to file its periodic reports with the SEC until after the completion of the report of the Independent Examiner appointed by the Court, but no later than December 3, 2003.

On November 25, 2003, the Company filed with the Court a motion requesting an extension until April 7, 2004, to file its 2002 fiscal year annual report on Form 10-K and its three quarterly reports for the 2003 fiscal year on Forms 10-Q with the SEC. The Order provides that, Spiegel, Inc., and its officers, directors, employees and agents, are not, and will not in the future, be in contempt of the Amended Partial Final Judgment as a result of the Company’s inability to timely file its 2002 Form 10-K and its quarterly reports for the 2003 fiscal year on Forms 10-Q with the SEC. The Order requires that Spiegel, Inc., among other things, continues to comply with the additional reporting obligations on Form 8-K specified in the Order Granting Spiegel, Inc. Partial Relief From Permanent Injunction entered April 15, 2003 and files any past due Form 10-K or Forms 10-Q with the SEC as soon as possible and not later than April 7, 2004. On November 17, 2003, the Company determined to dismiss its independent auditors, KPMG LLP. The Company also announced that it had reached an agreement with BDO Seidman, LLP to serve as its independent public accountants and on December 18, 2003, obtained Bankruptcy Court approval to employ and retain them. On April 7, 2004, the Company filed with the Court a motion requesting relief from that portion of the injunction that requires the Company to meet its periodic reporting obligations under the federal securities laws. On April 29, 2004, the motion for modification of the Partial Final Judgment was granted. The Company is required to continue to comply with the quarterly and annual reporting obligations under Forms 8-K for so long as the Company has any public securities registered with the SEC.

As a result, the Company is filing its financial statements for the first quarter ended April 3, 2004, and related notes in this report. However, the first quarter 2004 financial statements included in the report, and the financial information derived from these financial statements, have not been reviewed in accordance with Statement on Auditing Standard (“SAS”) No. 100 and, accordingly, the Company cannot give investors any assurance that the financial information contained herein will not be subject to future adjustment.

Item 5.	Other Events

SPIEGEL, INC. AND SUBSIDIARIES

DEBTORS-IN-POSSESSION

CONSOLIDATED BALANCE SHEETS

($000s omitted, except share and per share amounts)

	April 3, 2004	March 29, 2003	January 3, 2004
ASSETS
Current assets:
Cash and cash equivalents	$168,686	$47,878	$210,118
Receivables, net	43,922	39,723	55,854
Inventories	177,874	315,142	178,158
Prepaid expenses and other current assets	48,447	99,756	49,945
Assets held for sale	20,370	—	20,370
Assets of discontinued operations	175,221	342,019	179,820

Total current assets	634,520	844,518	694,265

Property and equipment, net	178,650	277,354	185,287
Intangible assets, net	135,608	135,721	135,608
Other assets	28,371	90,435	29,986

Total assets	$977,149	$1,348,028	$1,045,146

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities not subject to compromise
Current liabilities:
Secured debt	$48,000	$48,000	$48,000
Accounts payable and accrued expenses	228,871	219,661	249,754
Liabilities of discontinued operations	168,865	251,888	109,508

Total current liabilities	445,736	519,549	407,262

Deferred lease obligation	11,995	16,018	13,208

Total liabilities not subject to compromise	457,731	535,567	420,470

Liabilities subject to compromise	1,441,310	1,427,355	1,445,761

Total liabilities	1,899,041	1,962,922	1,866,231

Stockholders’ deficit:
Class A non-voting common stock, $1.00 par value; 16,000,000 shares authorized; 14,945,144 shares issued and outstanding	14,945	14,945	14,945
Class B voting common stock, $1.00 par value; 121,500,000 shares authorized; 117,009,869 shares issued and outstanding	117,010	117,010	117,010
Additional paid-in capital	329,489	329,489	329,489
Accumulated other comprehensive loss	(25,072)	(27,753)	(24,808)
Accumulated deficit	(1,358,264)	(1,048,585)	(1,257,721)

Total stockholders’ deficit	(921,892)	(614,894)	(821,085)

Total liabilities and stockholders’ deficit	$977,149	$1,348,028	$1,045,146

See accompanying notes to consolidated financial statements.

SPIEGEL, INC. AND SUBSIDIARIES

DEBTORS-IN-POSSESSION

CONSOLIDATED STATEMENTS OF OPERATIONS

($000s omitted, except share and per share amounts)

(unaudited)

	Thirteen Weeks Ended April 3, 2004	Thirteen Weeks Ended March 29, 2003
Net sales and other revenues:
Net sales	$264,350	$356,694
Other revenue	25,054	35,233

	289,404	391,927
Cost of sales and operating expenses:
Cost of sales, including buying and occupancy expenses	170,566	225,552
Selling, general and administrative expenses	139,780	193,212

	310,346	418,764
Operating loss	(20,942)	(26,837)
Interest expense (contractual interest for the 13 weeks ended April 3, 2004 and March 29, 2003 was $23,501 and $23,223, respectively)	2,468	7,653

Loss from continuing operations before reorganization items	(23,410)	(34,490)

Reorganization items, net	11,882	7,840

Loss from continuing operations	(35,292)	(42,330)

Discontinued operations
Loss from discontinued operations (net of tax benefit of $0)	(6,510)	(71,904)
Expected loss on disposal (net of tax benefit of $0)	(58,741)	—

Net loss	$(100,543)	$(114,234)

Loss per common share:
Loss per common share from:
Continuing operations:
Basic and diluted	$(0.27)	$(0.32)
Discontinued operations:
Basic and diluted	(0.49)	(0.55)

Net loss per common share:
Basic and diluted	$(0.76)	$(0.87)

Weighted average number of common shares outstanding:
Basic and diluted	131,955,013	131,955,013

See accompanying notes to consolidated financial statements.

SPIEGEL, INC. AND SUBSIDIARIES

DEBTORS-IN-POSSESSION

CONSOLIDATED STATEMENTS OF CASH FLOWS

($000s omitted)

(unaudited)

	Thirteen Weeks Ended
	April 3, 2004	March 29, 2003
Cash flows from operating activities:
Net loss	$(100,543)	$(114,234)
Adjustments to reconcile net loss to net cash used in operating activities:
Reorganization items, net	11,882	7,840
Depreciation and amortization	10,792	14,168
Change in assets and liabilities:
(Increase) decrease in receivables, net	11,838	(3,004)
Decrease in inventories	106	17,203
Increase in prepaid expenses	(33)	(35,312)
Increase (decrease) in accounts payable and other accrued expenses	(29,761)	10,482
(Increase) decrease in net assets of discontinued operations	63,956	(942)

Net cash used in operating activities before reorganization items	(31,763)	(103,799)

Reorganization items:
Net cash used for reorganization items	(7,184)	(880)

Net cash used in operating activities	(38,947)	(104,679)

Cash flows from investing activities:
Net additions to property and equipment	(2,937)	(1,295)
Net reductions to other assets	498	2,259

Net cash provided by (used in) investing activities	(2,439)	964

Cash flows from financing activities:
Net cash used in financing activities	—	(6,150)

Net cash used in financing activities	—	(6,150)

Effect of exchange rate changes on cash	(46)	(7)

Net change in cash and cash equivalents	(41,432)	(109,872)
Cash and cash equivalents at beginning of period	210,118	157,750

Cash and cash equivalents at end of period	$168,686	$47,878

Supplemental cash flow information:
Cash paid during the period for:
Interest	$—	$20,486

Income taxes	$4,011	$1,617

See accompanying notes to consolidated financial statements.

Spiegel, Inc. and Subsidiaries

Debtors-in-Possession

Notes to Consolidated Financial Statements

($000s omitted, except per share amounts)

(unaudited)

(1) PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

In February 2002, the Company, together with the lending institutions under its $750,000 revolving credit agreement, determined that a material adverse change had occurred due to the Company’s operating performance in the fourth quarter of 2001 and the estimated loss recorded on the expected sale of the bankcard segment. Accordingly, on February 18, 2002, the borrowing capacity on the credit facility was capped at $700,000, which represented the borrowings outstanding on that date. Additionally, for the reporting period ended 2001, the Company was in default of the financial and other covenants under the credit agreement and its other non-affiliate loan agreements.

A principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. As further described in Note 9, in March 2003, a Pay Out Event occurred on all six series of the Company’s asset backed securitizations, thereby limiting the Company’s ability to continue to securitize new credit card receivables. The Company was unable to secure alternative sources of financing from its existing lenders or other third parties to provide adequate liquidity to fund the Company’s operations.

As a result, on March 17, 2003, Spiegel, Inc. and 19 of its direct and indirect domestic subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The reorganization is being jointly administered under the caption “In re: Spiegel, Inc., et al., Case No. 03-11540 (CB),” referred to collectively as the Chapter 11 case. Spiegel, Inc. and its Chapter 11 debtor subsidiaries are currently operating their businesses and managing their properties and assets as debtors-in-possession under the Bankruptcy Code. During the Chapter 11 case, the Company and its Chapter 11 debtor subsidiaries will continue to operate their businesses in the ordinary course however, the Company and its Chapter 11 debtor subsidiaries may not engage in transactions outside the ordinary course of their businesses without the approval of the Bankruptcy Court.

Most of the Company’s subsidiaries in its credit card operations were not included in the Chapter 11 case. These operations are currently in liquidation, as more fully described in Note 9.

On March 17, 2003, the Bankruptcy Court gave interim approval for $150,000 of a $400,000 senior secured debtor-in-possession financing facility (the “DIP Facility”) from Bank of America, N.A., Fleet Retail Finance, Inc. and The CIT Group/Business Credit, Inc. On April 30, 2003, the Bankruptcy Court granted final approval for the total amount, which has been subsequently reduced to $250,000. The DIP Facility will be used to supplement the Company’s existing cash flow during the reorganization process.

In July 2003, the Company received Bankruptcy Court approval to implement a Key Employee Retention Plan (the “KERP”), which provides for cash incentives and enhanced severance payments to certain members of the management team and other employees. The KERP is intended to encourage employees to continue their employment with the Company through the reorganization process. The Company has finalized and implemented the KERP.

As a result of the Chapter 11 filing, the realization of assets and satisfaction of liabilities, without substantial adjustments and/or changes in ownership, are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to approval of the Bankruptcy Court or otherwise as permitted in the ordinary course of business, the Company and its Chapter 11 debtor subsidiaries, or some of them, may sell or otherwise dispose of assets and liquidate or settle liabilities for some amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts and classifications in the historical consolidated financial statements.

In order to emerge from Chapter 11, the Bankruptcy Court must confirm a plan of reorganization and the Company and its Chapter 11 debtor subsidiaries must consummate such a plan. Although the Company and its Chapter 11 debtor subsidiaries expect to file a plan or plans of reorganization providing for emergence from Chapter 11, they cannot assure investors that any plan of reorganization will be proposed, confirmed or ultimately consummated. The Company and its Chapter 11 debtor subsidiaries initially have the exclusive right to file a plan of reorganization for 120 days after filing the Chapter 11 case. The Company has requested and been granted extensions of the period in which it has the exclusive right to file a plan of reorganization. Most recently, on May 11, 2004, the Company obtained an extension of this exclusive period until September 7, 2004, and the Company has reserved its right to seek additional extensions of this period. If the Company and its Chapter 11 debtor subsidiaries fail to file a plan of reorganization during this period and thereafter the creditors do not approve the plan prior to the date that is sixty days after the termination of this period, or if the Company does not obtain an additional extension of exclusivity or time, then any party-in-interest may then file its own plan of reorganization.

The matters described above raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time and the Company’s auditors expressed such a doubt in its report on the Company’s financial statements as of and for the year ended January 3, 2004. The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applicable to a going concern, which contemplate, among other things, realization of assets and payment of liabilities in the normal course of business and in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 90-7 (“SOP 90-7”), and “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Accordingly, all pre-petition liabilities subject to compromise have been segregated in the consolidated balance sheet and classified as liabilities subject to compromise, at the estimated amount of allowable claims. Liabilities not subject to compromise are separately classified as current and non-current. Revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization are reported separately as reorganization items, net in the consolidated statement of operations. The eventual outcome of the Chapter 11 case is not presently determinable. As a result, the consolidated financial statements do not give effect to any adjustments relating to the recoverability and classification of assets, the amount and classification of liabilities or the effects on existing stockholders’ deficit that may occur as a result of the Chapter 11 case. The consolidated financial statements also do not give effect to any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s ability to continue as a going concern will depend upon, among other things, the confirmation of a plan of reorganization, its compliance with the provisions of the DIP Facility and its ability to generate cash from operations and obtain financing sufficient to satisfy its future obligations. These challenges are in addition to the operational and competitive challenges the Company’s business faces in general. Based upon the Company’s announced sale of Newport News and potential sale of or disposal of its other operating subsidiaries, the Company cannot predict the outcome of the reorganization plans. In addition, the Company cannot predict at this time the ultimate effect that the Chapter 11 case will have on its operations, particularly the value of its assets, its net sales and its access to, and the cost of, goods sold. Since filing for protection under Chapter 11 of the Bankruptcy Code, the Company has experienced a decrease in assets and continued decreases in sales and revenues resulting in an increase in loss from continuing operations.

The Company’s reorganization may include the sale of significant assets and/or subsidiaries. As described in Note 9, the Company has reached an agreement on the sale of substantially all of the assets of Newport News, Inc. and has reflected this operation as a discontinued operation in the financial statements. However, other than for this planned transaction, the accompanying financial statements do not give effect to potential losses that may occur if any other sales are ultimately consummated. The ultimate timing for the filing of and approval of a reorganization plan is not currently known.

Included below are the unaudited condensed combined balance sheet as of April 3, 2004 and statement of operations for the period then ended of the debtor entities.

Debtors’ Condensed Combined Balance Sheet

(Unaudited)

April 3, 2004
Assets:
Current assets	$444,259
Property and equipment, net	178,650
Intangible assets, net	135,608
Other assets	21,869
Investments in and advances to non-debtor subsidiaries, net	24,293

Total assets	$804,679

Liabilities:
Current liabilities	$273,266
Other liabilities	11,995
Liabilities subject to compromise	1,441,310

Total liabilities	1,726,571
Stockholders’ deficit	(921,892)

Total liabilities and stockholders’ deficit	$804,679

Debtors’ Condensed Combined Statement of Operations

For the thirteen weeks ended April 3, 2004

(unaudited)

Net sales and other revenue	$289,404
Cost of sales and operating expenses	310,346
Equity in losses of non-Debtor subsidiaries	(269)

Operating loss	(21,211)
Interest expense	2,468
Reorganization items, net	11,882

Loss from continuing operations	(35,561)
Discontinued operations:
Loss from operations (net of taxes)	(6,241)
Estimated loss on disposal (net of taxes)	(58,741)

Net loss	$(100,543)

(2) BASIS OF PRESENTATION

The Company has filed, pursuant to the terms of the SEC Judgment (see Introductory Note), its consolidated financial statements for the quarter ended April 3, 2004 and related notes in this report. However, all financial information contained in this report is unaudited and has not been reviewed in accordance with Statement on Auditing Standards “SAS” No. 100 and the Company can give no assurance that the financial information contained herein will not be subject to future adjustment.

The consolidated financial statements include the accounts of Spiegel, Inc. and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. All adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of financial position and operating results for the interim periods are reflected. These consolidated financial statements should be read in conjunction with the 2003 audited consolidated financial statements and notes thereto included in the Company’s recent Form 8-K filing.

Due to the seasonality of the Company’s business, results for interim periods are not necessarily indicative of the results for the year.

(3) DERIVATIVES AND HEDGING ACTIVITIES

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. All derivative financial instruments, such as interest rate swap agreements and foreign currency forward contracts, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative are recorded in accumulated other comprehensive loss and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings immediately.

As a result of the Company’s bankruptcy filing, all of the Company’s derivative financial instruments were deemed ineffective, and as such, the Company recognized in the second quarter of 2003, in the consolidated statement of operations, expenses of approximately $6,960, which have been included in reorganization items, net (see Note 6). Losses related to these cash flow hedges were previously included in accumulated other comprehensive loss in the stockholders’ deficit section of the Consolidated Balance Sheet. As of April 3, 2004, these derivative financial instruments totaling approximately $6,960 are reflected in liabilities subject to compromise and represent the estimated fair value of the derivative financial instruments as of March 17, 2003.

Historically, the Company has used derivative financial instruments primarily to manage the risk that changes in interest rates will affect the amount of its future interest payments and, to a lesser extent, to manage risk associated with future cash flows in foreign currencies. The Company did not enter into derivative financial instruments for any purpose other than cash flow hedging purposes. The Company did not use derivative financial instruments for trading or other speculative purposes. As of April 3, 2004, the Company had no derivative financial instruments (other than those described above).

The Company is subject to foreign currency exchange rate risk related to its Canadian operations, as well as its joint venture investments in Germany and Japan. As of April 3, 2004, the Company did not have any foreign currency forward contracts outstanding.

(4) ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss are as follows:

	April 3, 2004	March 29, 2003	January 3, 2004
Foreign currency translation adjustment	$(3,616)	$(5,487)	$(3,352)
Minimum pension liability	(21,456)	(22,266)	(21,456)

	$(25,072)	$(27,753)	$(24,808)

Income taxes are not applicable to these items or are fully offset by valuation allowances at April 3, 2004 and January 3, 2004.

(5) LIABILITIES SUBJECT TO COMPROMISE

Under Chapter 11 of the U.S. Bankruptcy Code, certain claims against the Company that arose prior to the filing of petitions for reorganization are expected to be settled pursuant to the plan of reorganization and are therefore classified in the April 3, 2004 balance sheet as “Liabilities subject to compromise.”

Liabilities subject to compromise consist of the following:

	April 3, 2004	March 29, 2003	January 3, 2004
Debt	$1,092,313	$1,092,313	$1,092,313
Otto-Spiegel Finance G.m.b.H. & Co. KG	160,544	160,544	160,544
Trade payables	116,953	122,979	122,370
Salaries, wages and employee benefits	273	9,301	273
Other liabilities	71,227	42,218	70,261

Total liabilities subject to compromise, continuing operations	1,441,310	1,427,355	1,445,761
Discontinued operations liabilities subject to compromise	17,812	17,272	16,978

Total liabilities subject to compromise	$1,459,122	$1,444,627	$1,462,739

Liabilities subject to compromise represent estimates that will change in future periods as a result of reorganization activity and other events that come to management’s attention requiring modification to the above estimates. Adjustments may result from negotiations, actions of the bankruptcy court, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim or other events. It is anticipated that such adjustments, if any, would be material. Payment terms for these amounts will be established in connection with the bankruptcy case.

(6) REORGANIZATION ITEMS

The net expense resulting from the Company’s Chapter 11 filings and subsequent reorganization efforts have been segregated from expenses related to ongoing operations in the consolidated statement of operations and includes the following for the 13 weeks ended April 3, 2004 and March 29, 2003:

	13 Weeks Ended April 3, 2004	13 Weeks Ended March 29, 2003
Interest rate swaps	$—	$6,960
Professional fees	11,313	900
Severance	300	—
Interest income	(396)	(22)
Lease rejection	670	—
Other	(5)	2

Total net reorganization expense	$11,882	$7,840

The interest rate swaps amount primarily reflects a reclassification from accumulated other comprehensive loss in the consolidated balance sheet to reorganization expense in the statement of operations as a result of the Company’s interest rate swap agreements no longer representing an effective hedge due to the Company’s Chapter 11 filing. See Note 8.

Professional fees consist primarily of financial, legal, real estate and other consulting services directly associated with the reorganization process, including certain success fees relating to the expected completion of qualifying actions under the bankruptcy.

In December 2003, the Company announced its intent to close 29 additional underperforming Eddie Bauer stores, 14 of which had lease expirations, as a part of its ongoing reorganization process. This store-closing plan received Bankruptcy Court approval in January 2004 and the stores closed in the first quarter of 2004. Lease rejection costs primarily represent the Eddie Bauer rejected leases from store closings occurring in the first quarter of 2004 net of adjustments to lower the estimated lease rejection costs for Spiegel Catalog.

Interest income is attributable to the accumulation of cash and short-term investments subsequent to the petition date.

(7) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following:

	April 3, 2004	March 29, 2003	January 3, 2004
Trade payables	$36,767	$34,522	$49,751
Gift certificates and other customer credits	48,640	49,842	51,221
Salaries, wages and employee benefits	38,947	29,672	36,813
General taxes	51,036	59,104	54,633
Allowance for future returns	12,675	19,122	22,469
Other liabilities	40,806	37,925	34,867

Total accounts payable and accrued liabilities	$228,871	$230,187	$249,754

(8) DEBT, COMMITMENTS AND CONTINGENCIES

On March 17, 2003, the Bankruptcy Court gave interim approval for $150,000 of a $400,000 DIP facility from Bank of America, N.A., Fleet Retail Finance, Inc. and The CIT Group/Business Credit, Inc. On April 30, 2003, the Bankruptcy Court granted final approval for the entire DIP Facility. The DIP Facility is a revolving credit facility under which Spiegel, Inc., Eddie Bauer, Inc., Spiegel Catalog, Inc., Ultimate Outlet Inc. and Newport News, Inc. are the borrowers and, together with the other debtor-in-possession subsidiaries, are guarantors. The DIP Facility has super priority claim status in the Chapter 11 case and is secured by first priority liens on all of the debtors’ assets subject to the following: valid and unavoidable pre-petition liens, certain other permitted liens applicable to certain assets, the fees and expenses of any examiner appointed by the court in connection with the SEC Judgment and up to $7,000 for professional and administrative fees.

Of the DIP Facility, $50,000 constituted a Consumer Credit Card Account Facility, which permitted the Company to finance consumer receivables generated under credit cards issued directly by the Company’s merchant companies. On May 12, 2003, the Consumer Credit Card Account Facility was terminated by the Company and, accordingly, the amount available under the DIP Facility declined to $350,000. On April 23, 2004, the Company elected to reduce its DIP Facility from $350,000 to $250,000, due to the fact that the Company has had no borrowings under the DIP Facility to date and it has maintained a significant cash position throughout the Chapter 11 proceedings.

Advances under the DIP Facility may not exceed a borrowing base equal to various percentages of the Company’s eligible accounts receivable, eligible inventory and eligible real estate, less specified reserves. Availability at April 3, 2004 was approximately $117,568.

Borrowings under the DIP Facility bear interest, at the option of the borrower, at prime plus 1.00% or at LIBOR plus 3.00%. As of April 3, 2004, there were no borrowings drawn under the DIP Facility. However, there was $3,580 in letters of credit outstanding at April 3, 2004. The Company is obligated to pay an unused commitment fee of 0.5% per annum on the unused amount of the maximum committed amount. The DIP Facility is scheduled to terminate on March 17, 2005.

The DIP Facility contains customary covenants, including certain reporting requirements and covenants that restrict the ability of the Company and its subsidiaries to incur or create liens, incur indebtedness and guarantees, make dividend payments and investments, sell or dispose of assets, change the nature of its business, enter into affiliated transactions and engage in mergers or consolidations. In particular, the Company may from time to time need to obtain the approval of the lenders under the DIP Facility in order to implement changes during the reorganization process, such as store closings in excess of those permitted by the DIP Facility, investments or sales of assets or businesses that are not currently permitted or other actions.

An event of default would occur under the DIP Facility if the Company or its subsidiaries failed to comply with these covenants, in some cases, after the expiration of a grace period. Upon the occurrence of an event of default, borrowings under the DIP Facility would, upon demand, become due and payable. In addition, the need to obtain consent or waivers from the lenders may delay or impede the Company’s restructuring efforts.

The Company obtained certain amendments from its lenders under the DIP Facility to implement the following actions:

•	liquidate excess Spiegel Catalog and Eddie Bauer inventory,

•	increase the number of Eddie Bauer stores permitted to close during the term of the agreement to 150 from 80,

•	sell certain facilities, and

•	sell the Newport News business unit.

The Company continues to work with its lenders to obtain other amendments under its DIP Facility to provide additional flexibility for the Company to implement its restructuring initiatives and to address other business issues that may arise.

Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most other pending litigation, are stayed and other contractual obligations against the debtors in the Chapter 11 case generally may not be enforced. Absent an order of the Bankruptcy Court, substantially all of the pre-petition liabilities are subject to settlement under a plan of reorganization to be voted upon by creditors and equity holders (but only if the equity holders are to receive any consideration under the plan) and approved by the Bankruptcy Court. The ultimate recovery to creditors and equity holders, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurances can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to the recoveries of each of the constituencies.

As of the filing date, the Company had secured debt outstanding of $48,000 and unsecured debt outstanding of approximately $1,252,857. The secured debt is reflected as current portion of long-term debt in the consolidated balance sheet. Interest expense at a rate of approximately 7.5% has been accrued on the secured debt outstanding and this has been reflected as part of accounts payable and accrued expenses in the consolidated balance sheet. The Company is required to classify all unsecured debt under the caption “Liabilities Subject to Compromise” in the consolidated balance sheet in accordance with SOP No. 90-7. Interest was expensed and accrued in 2003 until the petition date.

Prior to the Chapter 11 filing, variable-rate debt obligations exposed the Company to variability in interest payments due to changes in interest rates. To limit the variability of a portion of these interest payments, the Company entered into receive-variable, pay-fixed interest rate swaps. Under these interest rate swaps, the Company received variable interest rate payments and made fixed interest rate payments, thereby creating fixed-rate debt. The variable-rate of interest received was based on the same terms, including interest rates, notional amounts and payment schedules, as the hedged interest payments on the variable-rate debt. These interest rate swaps were considered highly effective; therefore, changes in fair value were reflected in accumulated other comprehensive loss and not recognized in earnings until the related interest payments were made. As of the petition date, the Company had interest rate swap agreements covering $65,000 of notional amounts expiring through March 2005.

As a result of the Company’s bankruptcy filing, the fair value of swap agreements, which approximated $6,960 as of March 2003, is reflected as a liability subject to compromise in the consolidated balance sheet. In addition, the Company reclassified approximately $6,933 from accumulated other comprehensive loss in the consolidated balance sheet to reorganization expense in the statement of operations in the first quarter of 2003 as a result of the Company’s interest rate swap agreements no longer representing an effective hedge.

In March 2002, the Company entered into a Vendor Payment Services Agreement with Otto International Hong Kong (“OIHK”), a related party, in order to permit the Company to obtain inventory in Asia. The duration of the agreement was for one year, automatically continuing unless terminated by either party with three months written notice. Under the terms of the agreement, the Company has open account terms with various vendors in certain countries in Asia. OIHK pays these vendors the purchase price for goods, less a fee, within seven days of the purchase order receipt. Since the bankruptcy filing, the Company prepays OIHK for 100% of the purchase order value for goods purchased by Spiegel, Newport News and Eddie Bauer. Prior to the bankruptcy filing, the Company had terms ranging from 21 to 60 days to remit cash to OIHK. OIHK has asserted that, under the terms of the agreement, it has a lien over certain goods supplied to the Company. The Company and its creditors have reserved the right to contest the validity and amount of the OIHK liens in the Chapter 11 proceeding.

In May 2002, Spiegel Holdings, Inc., the Company’s majority owner, provided, as required by the OCC, among other things, $120,000 of escrow deposits to secure payments of certificates and secured credit card deposits. The amount of the required escrow deposits was reduced to $30,000 as the certificates of deposit and secured credit card deposits were paid by FCNB. In addition, Spiegel Holdings, Inc., provided a $78,000 letter of credit facility to FCNB in order to secure payment of amounts that could become due against FCNB in the event of the occurrence of certain contingencies. The Company provided an indemnification to Spiegel Holdings, Inc., on the facility in case the facility was utilized by FCNB. As of April 3, 2004, FCNB had drawn approximately $15,000 on the facility and, as a result, Spiegel Holdings,

Inc., issued a demand of payment notice to the Company. This demand note is reflected as a liability subject to compromise in the consolidated balance sheet as of April 3, 2004.

LITIGATION

On March 7, 2003, the Securities and Exchange Commission (SEC) commenced a civil proceeding against the Company in the U.S. District Court in Chicago ( “the Court”) alleging, among other things, that the Company’s public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934. Simultaneous with the filing of the SEC’s complaint, the Company announced that it had entered into a consent and stipulation with the SEC resolving, in part, the claims asserted in the SEC action. Solely for purposes of resolving the SEC action, on March 7, 2003, the Company consented to the entry of a partial final judgment (the “SEC Judgment”), which was entered against the Company on March 18, 2003 and amended on March 27, 2003. Under the terms of the SEC Judgment, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act of 1934 and various rules and regulations promulgated thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties regarding the Company’s financial condition and financial accounting. As part of the settlement, the Company neither admitted nor denied the allegations of the SEC’s complaint. The SEC reserved its right to petition the court to require the Company to pay disgorgement, prejudgment interest and civil penalties, or to impose other equitable relief.

As a result of the investigation, the Company’s CEO and CFO were not in a position to certify the Company’s financial statements as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. In addition, the Company’s former outside auditors, KPMG LLP, advised the Company that they would not be able to complete the audit of the Company’s 2002 financial statements until the Company was able to provide the required officer certifications and KPMG LLP had an opportunity to review and consider the report of the independent examiner appointed under the terms of the SEC Judgment.

As a result, the Company notified the SEC that it would not, as a practical matter, be able to file its 2002 Form 10-K and one or more Form 10-Qs that complied with the SEC’s rules and regulations in a timely manner as required by the SEC Judgment. On March 31, 2003, the Company filed with the court a motion for clarification of the SEC Judgment in order to request limited relief from the obligation to file reports, subject to certain conditions. On April 10, 2003, the court entered an order on the Company’s motion. The order provided that the Company and its officers, directors, employees and agents are not, and will not be in the future, in contempt of the SEC Judgment as a result of the Company’s inability to timely file its 2002 Form 10-K and one or more Form 10-Qs with the SEC as required; provided that, among other things, (1) the Company files the financial statements that would have been included in its 2002 Form 10-K and a management’s discussion and analysis covering the financial statements on or before May 15, 2003 and (2) the Company files the financial statements that would have been included in any such Form 10-Qs in a timely manner.

The report of the independent examiner was issued on September 5, 2003 and delivered to the court on September 12, 2003. The Company filed the report of the independent examiner with the SEC under cover of Form 8-K on September 12, 2003. The independent examiner’s report questions the Company’s accounting policies and procedures regarding, among other matters, revenue recognition, its securitization transactions, valuation of its retained interest in its securitization transactions, covenant defaults and internal controls over its credit underwriting process. The report also questions the timeliness and adequacy of the Company’s disclosures about its financial condition and operating results.

The Company’s management is analyzing the findings of the independent examiner’s report. However, the Company can neither provide any guidance as to the impact, if any, on the Company’s pre-2003 financial statements that may result from these analyses nor state with any certainty when the analyses will be completed.

The court entered an Order on December 4, 2003, granting relief in response to the Company’s motion to modify the Amended Partial Final Judgment and Order of Permanent Injunction and Other Equitable Relief

12

(the “Amended Partial Final Judgment”) entered on March 27, 2003. The Amended Partial Final Judgment was modified previously by the Order Granting Spiegel, Inc. Partial Relief From Permanent Injunction, entered April 15, 2003, which provides, among other things, that the Company would not be in contempt of the Amended Partial Final Judgment as a result of its inability to file its periodic reports with the SEC until after the completion of the report of the Independent Examiner appointed by the Court, but no later than December 3, 2003.

On November 25, 2003, the Company filed with the court a motion requesting an extension until April 7, 2004 to file its 2002 fiscal year annual report on Form 10-K and its three quarterly reports for the 2003 fiscal year on Forms 10-Q with the SEC. The Order provides that Spiegel, Inc., and its officers, directors, employees and agents, are not, and will not in the future, be in contempt of the Amended Partial Final Judgment as a result of the Company’s inability to timely file its 2002 Form 10-K and its quarterly reports for the 2003 fiscal year on Forms 10-Q with the SEC. The Order requires that Spiegel, Inc., among other things, continues to comply with the additional reporting obligations on Form 8-K specified in the Order Granting Spiegel, Inc. Partial Relief From Permanent Injunction entered April 15, 2003 and files any past due Form 10-K or Forms 10-Q with the SEC as soon as possible and not later than April 7, 2004. On November 17, 2003, the Company determined to dismiss its independent auditors, KPMG LLP. The Company also announced that it had reached an agreement with BDO Seidman, LLP to serve as its independent public accountants and on December 18, 2003, obtained Bankruptcy Court approval to employ and retain them. On April 7, 2004, the Company filed with the Court a motion requesting relief from that portion of the injunction that requires Spiegel to meet its periodic reporting obligations under the federal securities laws. On April 29, 2004, the motion for modification of the Partial Final Judgment was granted. The Company is required to continue to comply with the quarterly and annual reporting obligations under Forms 8-K for so long as the Company has any public securities registered with the SEC.

In December 2002 and January 2003, four lawsuits were filed in the United States District Court for the Northern District of Illinois, Eastern Division, against the Company and certain current and former officers alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The plaintiffs purport to represent shareholders who purchased the Company’s common stock between April 24, 2001 and April 19, 2002. The lawsuit was subsequently amended to add certain directors of the Company as defendants and the Company is no longer a named defendant. Nonetheless, while the Company does have directors’ and officers’ insurance that it believes will cover any related officer and director expenses related to this matter, it remains possible that the Company will incur some losses in future periods.

In the fourth quarter of 2003, a lawsuit was filed by a third party against certain subsidiaries and directors of the Company alleging, amongst other things, that certain amounts were owed to the third party as a result of certain actions taken by the Company with respect to the Pay Out Events that occurred in March 2003. The Company intends to defend against the claims vigorously. The outcome of such litigation is not known with certainty but the ultimate settlement of such litigation may have a material impact (positive or negative) on the Company’s consolidated financial statements.

In addition to matters described in Notes 5 and 9, the Company is routinely involved in a number of other legal proceedings and claims, which cover a wide range of matters. In the opinion of management, these other legal matters (except for the claims filed against the Company as part of the Chapter 11 filing which are currently under review (see Note 5)) are not expected to have any material adverse effect on the consolidated financial position or results of operations of the Company.

(9) DISCONTINUED OPERATIONS

Credit Operation

Historically, the operating results for the Company were reported for two segments: merchandising and bankcard. The merchandising segment included an aggregation of the Company’s three merchant divisions and the private-label credit card operation. The bankcard segment included primarily the bankcard operations of First Consumers National Bank (“FCNB”), the Company’s special purpose bank, and its subsidiary. In the fourth quarter of fiscal 2001, the Company formalized a plan to sell the bankcard segment. Accordingly, pursuant to the then-existing accounting and reporting rules under APB No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business”, and “Extraordinary, Unusual and Infrequently Occurring Events and Transactions” the results of this business have been classified as discontinued operations since 2001. Under those rules, in 2001, the Company established a reserve for all estimated future losses of the bankcard operations. That reserve was adjusted in 2002 based on events and circumstances described below that were not anticipated when the original reserve was established. Interest expense was allocated to discontinued operations based upon debt that could be specifically attributed to the credit card operations and amounted to $12,374 in the first quarter of 2003. In 2004, the Company did not allocate interest expense to this discontinued operation due to the fact that this operation has nearly completed its liquidation and the interest expense incurred by the Company now relates principally to the debtor entities. If the Company had allocated interest expense to this operation in 2004 based upon a similar methodology as 2003, the interest expense allocated to this entity would have approximated $1,000.

Additionally, as a result of the impacts of the Pay Out Events described below, the Company decided in 2003 to cease all of its private-label credit card operations. Pursuant to the current accounting and reporting rules under Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the private-label credit card operations have also been reflected as discontinued operations.

Liquidation of FCNB. On May 15, 2002, FCNB entered into an agreement with the Office of the Comptroller of the Currency (the “OCC”). The agreement calls for FCNB to comply with certain requirements and restrictions regarding its bankcard business and, on November 27, 2002, the OCC approved a disposition plan for the bank. Under the terms of this plan, if FCNB did not receive an acceptable offer to buy the bankcard portfolio by January 2003, it was required to implement plans to liquidate its bankcard portfolio. On February 14, 2003, the Company received a letter from the OCC requiring FCNB to immediately begin the process of liquidating the bankcard receivables portfolio and indicating the steps it must take to do so. On March 7, 2003, FCNB discontinued charging privileges on all MasterCard and Visa bankcards issued by FCNB to its customers and began the liquidation process required by the OCC.

On March 14, 2003, the OCC commenced a cease and desist proceeding against FCNB and issued a temporary cease and desist order indicating, among other things, that FCNB should cease performing its duties as servicer of the bankcard and private-label receivables securitizations as soon as practicable. In response to the temporary OCC order, MBIA Insurance Corporation (“MBIA”), the insurer for two of the three private-label series of securitizations, filed an action in the United States District Court for the District of Oregon against FCNB for violation of the existing securitization agreements. On April 11, 2003, FCNB entered into a settlement agreement with MBIA. The terms of the settlement are consistent with the OCC consent order described below. The suit brought by MBIA was dismissed with prejudice. On April 15, 2003, FCNB executed a stipulation and consent to the issuance of a permanent consent order, accepted by the OCC, the terms of which are to supercede and terminate the temporary cease and desist order. The terms of the consent order, dated April 15, 2003, require FCNB to:

•	cease performing its duties as servicer of the bankcard and private-label securitization trusts upon the appointment of a successor servicer for each trust no later than June 30, 2003;

•	perform the duties and responsibilities of servicer under the relevant servicing agreements until a successor servicer is appointed in accordance with the terms of the consent order;

•	withhold, on a daily basis, its servicing fee, calculated in accordance with the terms of the consent order, from the funds it collects;

•	deposit its servicing fee in a segregated account designated for this purpose; and

•	submit, on a weekly basis, a written progress report from its board of directors to the OCC detailing the actions taken to comply with the terms of the consent order and the results of those actions.

FCNB has complied with the provisions of the consent order described above. In addition, the trustee of each securitization trust appointed a successor servicer for the securitizations. Cardholder Management

Services (“CMS”), a subsidiary of Cardworks, was appointed the successor servicer for the private-label receivables portfolio and assumed servicing responsibilities at the end of June 2003. FCNB has been informed that The Bank of New York, as securitization trustee, appointed First National Bank of Omaha the successor servicer for the bankcard receivables portfolio at the end of June 2003.

In June 2003, FCNB submitted a liquidation plan to the OCC, which supercedes the previous disposition plan approved in November 2002. The terms of the plan require FCNB to cease its credit card servicing and all other operating activities on or before June 30, 2003 and to proceed to final liquidation of its assets and final satisfaction of its liabilities beginning in July 2003. Further, the liquidation plan provides for the appointment of the President of FCNB as liquidating agent, who will assume responsibility for carrying out the plan of liquidation. A formal liquidation notice was issued providing that all claims needed to be received by the liquidating agent by September 14, 2003. FCNB has begun the claims reconciliation process. However, due to the uncertain nature of many of the claims asserted against FCNB, the Company is unable to predict the expected settlement amount of such claims with any degree of certainty. In addition, although the Company believes that its loss reserve established for the discontinuance of the bankcard segment is adequate, based upon existing facts, the ultimate cost to liquidate FCNB and settle claims is not known with certainty. Finally, the impact of the liquidation of FCNB on the Company’s financial statements for its continuing operations is not known. Certain claims made against FCNB have also been asserted against the Company. If FCNB is not financially able to settle these claims, the claims may be asserted against and may have to be settled by the Company and may have a significant impact on the Company’s financial statements in future periods.

Pay Out Events. FCNB, in addition to its own bankcards, had issued substantially all of the Company’s private-label credit cards and had continued to service the related receivables through June 2003, including securitized receivables. In March 2003, FCNB notified the trustees for all six series of its asset backed securitization trusts that a Pay Out Event, or an early amortization event, had occurred on each series.

Pay Out Events on the First Consumers Master Note Trust Series 1999-A, the First Consumers Credit Card Master Note Trust Series 2001-A and the Spiegel Credit Card Master Note Trust Series 2000-A occurred because each of these series failed to meet certain minimum performance requirements for the reporting period ended February 28, 2003. This failure was due to the securitized receivables generating insufficient returns to meet the obligation under the securitization documents (or the failure to meet what is commonly referred to as the “excess spread test”). The failure to meet the excess spread test resulted from significant declines in the performance and credit quality of the securitized receivables due to higher charge-off rates and lower net sales and collections.

The Pay Out Events on the two First Consumers series caused, through cross-default provisions, a Pay Out Event on the First Consumers Credit Card Master Note Trust Series 2001-VFN. The Pay Out Event on the Spiegel 2000-A Series caused, through cross-default provisions, a Pay Out Event on the Spiegel Credit Card Master Note Trust Series 2001-VFN. In addition, MBIA also declared a Pay Out Event on the Spiegel 2001-A Series. As a result of the Pay Out Events, amounts collected from the credit card customers by the trusts are now entirely used to pay expenses and investors in the trusts rather than a portion of those proceeds being used to purchase additional receivables from the Company. Accordingly, the Company lost a significant source of liquidity. See “—Results of Operations—Finance Revenue” for a fuller description of the effect on the Company’s financial statements of these Pay Out Events.

Cancellation of Private Label Cards. As a result of these Pay Out Events, substantially all monthly excess cash flow from securitized receivables remaining after the payment of debt service and other expenses of the trusts is diverted to repay principal to investors of the trusts on an accelerated basis, rather than to pay the cash to the Company upon deposit of new receivables. On March 11, 2003, the Company’s merchant companies ceased honoring the private-label credit cards issued to their customers by FCNB in response to these events. On March 17, 2003, the Company and its Chapter 11 debtor subsidiaries filed a motion with the Bankruptcy Court to reject their private-label credit card agreements with FCNB. This motion was approved by the Bankruptcy Court on March 18, 2003.

The merchant companies had issued a limited number of private-label credit cards directly rather than through FCNB, which were serviced by FCNB. As a result of the impending liquidation of FCNB, the Company decided to cease issuing new private-label credit cards internally and stopped honoring existing cards at its merchant companies. In June 2003, the Company sold these merchant issued credit card receivables without recourse, which had a balance of approximately $5,000, for approximately $4,000 to First National Bank of Omaha. On April 28, 2003, the Company announced that it had entered into a ten-year agreement with Alliance Data Systems “ADS”, the terms of which were subsequently approved by the Bankruptcy Court, to establish a new private-label credit card program for its merchant companies. Services provided by ADS under this agreement include establishing credit criteria for customer acquisition, issuing and activating new cards, extending credit to new cardholders, authorizing purchases made with the new cards, customer care and billing and remittance services. The new ADS credit card program is separate from and has no relation to the Company’s existing or prior credit card programs. ADS began issuing cards under this program in May 2003.

Assets and liabilities of the credit card discontinued operation. As of April 3, 2004, assets and liabilities of the credit card discontinued operations approximated $68,540 and $69,897, respectively. Assets consist primarily of cash of approximately $49,000 and investments in government and municipal securities of approximately $19,000. Liabilities consist primarily of the expected costs to settle claims and liquidate the business.

Securitization trust. Prior to the March 2003 Pay Out Events, the majority of the Company’s receivables were transferred to off-balance sheet trusts that, in turn, sold certificates and notes representing fractional undivided interests in such trusts to investors. The receivables were sold without recourse. When the Company sold receivables in these securitizations, it retained interest-only strips, subordinated certificates, receivables and cash reserve accounts (collectively, “retained interests”). At the end of 2002, as a result of the Pay Out Event, the assumptions for calculating the retained interests for the private-label receivables were modified, accordingly, resulting in the writedown of the retained interests to $0. All of the retained interests in the bankcard receivables were also fully reserved in the loss reserve established for the discontinued bankcard operations. Due to the permanent impairment recorded at the end of 2002, the Company will not record an asset for the Company’s remaining retained interests, if any, in the securitized portfolio unless the asset is realized. Amounts outstanding in the securitization trusts at April 3, 2004, included $778,800 in private label receivables and $397,500 in bankcard receivables of which the Company’s subordinated interest approximated $166,800 and $70,000, which were fully reserved.

It is uncertain whether the Company will recover any of the retained interests in receivables presently in the trusts. Future recovery of the remaining receivable portfolio is based upon the level of defaults that will occur in the portfolio. Although future default rates are not determinable with any degree of certainty, based upon actual experience to date, the Company does not expect to recover any portion of its retained interests. Actual experience could differ significantly from historical experience.

Cash reserve accounts are maintained by the trusts as necessary, representing reserve funds used as credit enhancement for specific classes of investor certificates issued in certain securitization transactions. The value of these funds, approximating $190,000, is fully reserved due to the uncertainty of the Company regaining access to these funds. The Company believes that it is entitled to certain assets that currently are maintained by the trustee and has requested the return of such assets to the Company based upon the payout of one of the securitization transactions. The Company will record the receipt of this asset, if any, when it is realized.

In certain transactions, the securitization trust has entered into interest rate swap arrangements to convert the interest payment obligation on its investor notes from floating rate certificates to fixed rate certificates. These derivative agreements have been entered into by third-party off-balance sheet trusts and therefore are not reflected as part of the results of the Company. Changes to fair value of these off-balance sheet derivative transactions are not reflected in the Company’s results.

Newport News

In the first quarter of 2004, the Board of Directors approved a plan to sell Newport News, Inc. In April 2004, the Company signed an agreement with Pangea Holdings Limited to sell substantially all of the assets of its Newport News, Inc. subsidiary. The proposed sale was subject to other better offers. Another interested party submitted an overbid for the acquisition of Newport News. Consequently, as established by the Bankruptcy Court, an auction was held on May 11, 2004 and Pangea Holdings Limited was the successful bidder. Cash proceeds approximate $28,600 but is subject to a working capital adjustment based upon the final closing balance sheet.

Assets and liabilities of the discontinued operations are as follows:

	April 3, 2004	March 29, 2003	January 3, 2004
Current assets of discontinued operations	$94,603	$112,187	$97,087
Long-term assets	12,078	21,156	12,377

Assets of discontinued operations	106,681	133,343	109,464

Current liabilities (including estimated loss on disposal)	98,968	35,631	37,785

Total net assets of discontinued operations	$7,713	$97,712	$71,679

Net sales and loss from operations for Newport News were approximately $58,048 and $5,935 for the 13-weeks ended April 3, 2004, respectively, and $56,872 and $6,634 for the 13-weeks ended March 29, 2003, respectively.

(10) SUBSEQUENT EVENTS

In April 2004, the Company announced that, as part of its ongoing restructuring process, it is pursuing the sale of its Eddie Bauer business.

In April 2004, the Company signed an agreement with Pangea Holdings Limited to acquire substantially all the assets of its Newport News, Inc. subsidiary. The proposed sale was subject to other better offers. Another interested party submitted an overbid for the acquisition of Newport News. Consequently, as established by the Bankruptcy Court, an auction was held on May 11, 2004 and Pangea Holdings Limited was the successful bidder.

In April 2004, the Company stated that it was in discussions with a party interested in purchasing Spiegel Catalog, Inc. In addition, the Company said that it is making headcount reductions at its Spiegel Catalog division and its corporate support staff to facilitate any transition of either the business or certain assets of the Spiegel Catalog business in the event a purchase transaction should be negotiated with an interested party, if any, and to minimize ongoing operating losses of the Spiegel Catalog business.

As part of its ongoing reorganization process, the Company will continue to evaluate its operations and organizational structure. As a result, the Company may make additional reductions in its workforce and changes in its operations.

The reorganization process could result in additional liabilities for severance and closing costs, write-downs for certain impaired assets, and other costs associated with the reorganization process. The liabilities related to these reorganization plans will be recorded in the period that the liability has been incurred and could be significant. In addition, the Company will perform an impairment analysis for certain assets affected by any planned reorganization activity in the period that the reorganization activity has been approved by management and the Bankruptcy Court.

As part of the Company’s reorganization efforts, in addition to the Newport News sale discussed above, it is moving forward with certain strategic initiatives. The Company will be considering the sale of one or more divisions or the sale of selected assets as part of a disposal of a division. The specific impact of any potential sale on the Company’s financial statements cannot yet be quantified. However, a sale or disposal of any division may have a material impact on the Company’s consolidated financial statements.

Item 5.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

($000s omitted, except per share amounts)

GENERAL

Spiegel, Inc. and subsidiaries (the “Company”), through its merchant operations, is an international specialty retailer marketing fashionable apparel and home furnishings through catalogs, e-commerce sites and more than 430 specialty retail and outlet stores as of April 3, 2004. In early 2003, the Company ceased all of its credit card operations that had offered private-label credit programs to customers of the Company’s merchant operations and marketed various bankcard credit programs nationwide through its special-purpose bank. See “Discontinued Operations” below for further description of these discontinued operations.

Bankruptcy Proceedings

On March 17, 2003, Spiegel, Inc. and 19 of its direct and indirect subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The reorganization is being jointly administered under the caption “In re: Spiegel, Inc., et al., Case No. 03-11540 (CB),” referred to collectively as the Chapter 11 case. Spiegel, Inc. and its Chapter 11 debtor subsidiaries are currently operating their businesses and managing their properties and assets as debtors-in-possession under the Bankruptcy Code. During the Chapter 11 case, the Company and its Chapter 11 debtor subsidiaries will continue to operate their businesses in the ordinary course, however, the Company and its Chapter 11 debtor subsidiaries may not engage in transactions outside the ordinary course of their businesses without the approval of the Bankruptcy Court.

Most of the Company’s subsidiaries in its credit card operations were not included in the Chapter 11 case. These operations are currently in liquidation as more fully described below.

As of May 14, 2004, the Company had a $250,000 senior secured debtor-in-possession financing facility (the “DIP Facility”) from Bank of America, N.A., Fleet Retail Finance, Inc. and The CIT Group/Business Credit, Inc. The Company will use the DIP Facility to supplement its existing cash flow during the reorganization process. A description of the DIP Facility appears below in “—Liquidity and Capital Resources.”

As a result of the Chapter 11 filing, the realization of assets and satisfaction of liabilities, without substantial adjustments and/or changes in ownership, are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to approval of the Bankruptcy Court or otherwise as permitted in the ordinary course of business, the debtors, or some of them, may sell or otherwise dispose of assets and liquidate or settle liabilities for some amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts and classifications in the historical consolidated financial statements.

The matters described above raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applicable to a going concern, which contemplate, among other things, realization of assets and payment of liabilities in the normal course of business and in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 90-7 (“SOP 90-7”), and “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Accordingly, all pre-petition liabilities subject to compromise have been segregated in the consolidated balance sheet and classified as liabilities subject to compromise, at the estimated amount of allowable claims. Liabilities not subject to compromise are separately classified as current and non-current. Revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization are reported separately as reorganization items, net in the consolidated statement of operations. Cash used for reorganization items is disclosed separately in the consolidated statement of cash flows. The eventual outcome of the Chapter 11 case is not presently determinable. As a result, the consolidated financial statements do not give effect to any adjustments relating to the recoverability and classification of assets, the amount and classification of liabilities or the effects on existing stockholders’ deficit that may occur as a result of the Chapter 11 case. The consolidated financial statements also do not give effect to any adjustments relating to the substantial doubt about the ability of the Company to continue as a going concern.

Since filing for protection under Chapter 11 of the Bankruptcy Code, the Company has experienced a decrease in assets, and continued decreases in sales and revenues, resulting in an increase in losses from continuing operations. The Company’s ability to continue as a going concern will depend upon, among other things, the confirmation of a plan of reorganization, the ability of the Company and its Chapter 11 debtor subsidiaries to comply with the provisions of the DIP Facility and to generate cash from operations and obtain financing sufficient to satisfy their future obligations. These challenges are in addition to the operational and competitive challenges the Company’s business faces in general. The Company cannot predict at this time the ultimate effect that the Chapter 11 case will have on its operations, particularly the value of its assets, its net sales and its access to, and the cost of, goods sold. See “—Forward Looking Statements” for a description of these and other factors that pose risks to the Company’s business. The Company has incurred, and will continue to incur, significant costs associated with the reorganization and cannot predict with certainty how these costs will impact its ability to continue as a going concern.

The Company’s reorganization efforts continue to proceed and may include the sale of significant assets and/or subsidiaries. Except for the sale of Newport News, see Note 10, the accompanying financial statements do not give effect to potential losses that may occur if any such sale is ultimately consummated. The ultimate timing for the filing of and approval of a reorganization plan is not currently known.

Pursuant to the “automatic stay” in effect during the pendency of the Chapter 11 case, actions to collect pre-petition indebtedness, as well as most other pending litigation, are stayed against the Company and its Chapter 11 debtor subsidiaries. In addition, other pre-petition claims against the Company and its Chapter 11 debtor subsidiaries generally may not be enforced during the Chapter 11 case. However, substantially all pre-petition liabilities of the Company and its Chapter 11 debtor subsidiaries are, absent a separate order of the Bankruptcy Court, subject to compromise and settlement under a confirmed plan of reorganization. As a result, the Company and its Chapter 11 debtor subsidiaries will defer payments of principal and interest on pre-petition debt and will compromise such amounts pursuant to a confirmed plan of reorganization. As of the filing date, the Company had outstanding secured debt obligations totaling $48,000 and unsecured debt obligations totaling approximately $1,252,857.

Schedules Filed with the Bankruptcy Court

Under the Bankruptcy Code and applicable rules of bankruptcy procedure, the Company and its Chapter 11 debtor subsidiaries must file schedules of their assets and liabilities and statements of their financial affairs with the Bankruptcy Court, setting forth, among other things, the assets and liabilities of the Company as shown by their books and records, subject to certain assumptions. All of the schedules may be amended or modified in the future and may differ materially from the Company’s consolidated financial statements. The Company has filed the required schedules of its assets and liabilities and statements of its financial affairs with the Bankruptcy Court. Differences between amounts scheduled by the Company and claims made by creditors will be investigated and resolved in connection with the Chapter 11 claims resolution process, and may be significant. The process of reconciling claims was commenced after October 1, 2003, the date by which creditors were required to file pre-petition claims against the Company and its debtor subsidiaries and, in light of the number of creditors of the Company, will take considerable time to complete. The Company cannot ascertain at this time the ultimate number and amount of allowed claims or the ultimate distribution on those claims. However, the Company expects to incur additional liabilities, which will be subject to compromise pursuant to a confirmed plan of reorganization, based on the determination of the Bankruptcy Court (or agreement of parties-in-interest) of allowed claims for items that are currently contingent or disputed. The final plan of reorganization will ultimately determine the distributions to holders of allowed claims. In addition, the formation of a plan of reorganization is likely to cause other potential adjustments to asset values or liabilities, for example, as a result of potential asset sales or liquidation of liabilities at amounts different than the carrying amounts presently reflected in the financial statements. The recorded balance as of April 3, 2004 for liabilities subject to compromise represents management’s current best estimate of allowable claims. The more significant possibilities for material changes in these estimates relate to various litigation claims made against the Company. Management cannot currently predict how such matters will ultimately be settled. The consummation of a confirmed plan of reorganization could also materially alter the amounts reported in the Company’s consolidated financial statements. At the present time, the Company cannot predict the ultimate effect that the consummation of a confirmed plan of reorganization may have on the Company’s assets and liabilities nor can it predict the various adjustments that may occur to the Company’s assets or liabilities during the reorganization process in general. However, the Company believes that the future reorganization activities will have a material impact on the assets and liabilities of the Company. Furthermore, the Company has incurred, and will continue to incur, significant costs associated with the reorganization. See Note 6 to the consolidated financial statements.

Executory Contracts and Unexpired Leases

In addition, under the Bankruptcy Code, the Company and its Chapter 11 debtor subsidiaries must, subject to Bankruptcy Court approval and satisfaction of other requirements, assume or reject executory contracts and unexpired leases to which they are party, including their retail store leases. Under the Bankruptcy Code, a debtor has 60 days after it files its Chapter 11 case to assume or reject unexpired leases of nonresidential real property. The Company has requested and been granted extensions to assume or reject unexpired leases of nonresidential real property. Most recently, on February 3, 2004, the Bankruptcy Court approved the Company’s motion for an extension until May 31, 2004, for the Company to assume or reject its unexpired leases of nonresidential real property. The Company has reserved its right to seek additional extensions, if necessary. There is no deadline by which the Company must assume or reject other unexpired leases or executory contracts. In the event that the Company or one of its Chapter 11 debtor subsidiaries rejects an executory contract or unexpired lease, affected parties may file claims against the applicable counterparty in respect of amounts owing, subject to certain caps and other limitations under applicable sections of the Bankruptcy Code. On the other hand, if the Company or one of its Chapter 11 debtor subsidiaries assumes an executory contract or unexpired lease, the Company is generally required to cure all prior defaults, including all pre-petition liabilities, which may be significant. As a result, during the Chapter 11 case, the Company expects to record adjustments to its liabilities. The Company expects to incur additional liabilities, which will be subject to compromise pursuant to a confirmed plan of reorganization, as a result of rejecting executory contracts and/or unexpired leases and any other activity that may result in additional liabilities subject to compromise. Conversely, the Company’s assumption of executory contracts and/or unexpired leases will convert liabilities subject to compromise under a confirmed plan of reorganization into post-petition liabilities that are not subject to compromise.

Plan of Reorganization

In order to emerge from Chapter 11, the Bankruptcy Court must confirm a plan of reorganization and the Company and its Chapter 11 debtor subsidiaries must consummate such a plan. Although the Company and its Chapter 11 debtor subsidiaries expect to file a plan or plans of reorganization providing for emergence from Chapter 11, they cannot assure investors that any plan of reorganization will be proposed, confirmed or ultimately consummated. The Company and its Chapter 11 debtor subsidiaries initially have the exclusive right to file a plan of reorganization for 120 days after filing the Chapter 11 case. The Company has requested and been granted extensions of the period in which it has the exclusive right to file a plan of reorganization. Most recently, on May 11, 2004, the Company obtained an extension of this exclusive period until September 7, 2004, and the Company has reserved its right to seek additional extensions of this period. If the Company and its Chapter 11 debtor subsidiaries fail to file a plan of reorganization during this period and thereafter the creditors do not approve the plan prior to the date that is sixty days after the termination of this period, any party-in-interest may then file its own plan of reorganization.

The United States Trustee has appointed an official committee of unsecured creditors. The creditors’ committee and its legal representatives often take positions on matters that come before the Bankruptcy Court. As a result, it is the most likely entity with which the Company will negotiate the terms of a plan of reorganization. The creditors’ committee may not support the Company’s positions in the Chapter 11 case or the plan of reorganization. Furthermore, disagreements between the Company and the creditors’ committee could protract the Chapter 11 case, negatively impact the ability of the Company to operate during the Chapter 11 case and delay the Company’s emergence from Chapter 11. In order for a plan of reorganization to be confirmed under the Bankruptcy Code it is necessary that, among other things, the requisite number of creditors and/or equity holders entitled to vote must approve the plan. However, under certain circumstances set forth in the Bankruptcy Code, the Bankruptcy Court may confirm a plan of reorganization notwithstanding its rejection by an impaired class of creditors or equity holders. In addition, under the priority scheme set forth in the Bankruptcy Code, certain post-petition liabilities and pre-petition liabilities need to be satisfied before equity holders are entitled to receive any distributions. The Company cannot predict what values, if any, will be ascribed to any of the constituencies in the Chapter 11 case. Accordingly, holders of the Company’s common stock should not expect to receive any distribution in respect of their equity interests and their interests could be cancelled, under a confirmed plan of reorganization. Holders of the Company’s common stock should therefore assume that they could receive no value as part of a plan of reorganization. In light of the foregoing, the Company cautions equity holders that the stock likely has and will continue to have no value under a plan of reorganization.

Notwithstanding the Company’s plan to file a plan of reorganization, it is not possible to predict the effect of the Chapter 11 case on the Company’s business, various creditors and equity holders or when the Company will be able to exit Chapter 11. The Company’s future results are dependent upon the Company confirming and consummating, on a timely basis, a plan of reorganization.

Securities and Exchange Commission Actions Against the Company

See Introductory Note and the footnotes to the financial statements included herein for a description of the Securities and Exchange Commission actions against the Company.

Discontinued Operations

Credit Operations

Historically, the operating results for the Company were reported for two segments: merchandising and bankcard. The merchandising segment included an aggregation of the Company’s three merchant divisions and the private-label credit card operation. The bankcard segment included primarily the bankcard operations of First Consumers National Bank (“FCNB”), the Company’s special purpose bank, and its subsidiary. In the fourth quarter of fiscal 2001, the Company formalized a plan to sell the bankcard segment. Accordingly, pursuant to the then-existing accounting and reporting rules under APB No. 30, “Reporting the Results of Operations–Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” the results of this business have been classified as discontinued operations since 2001. Under those rules, in 2001, the Company established a reserve for all estimated future losses of the bankcard operations. That reserve was adjusted in 2002 based on events and circumstances described below that were not anticipated when the original reserve was established.

Additionally, as a result of the impacts of the Pay Out Events described in the Company’s recently completed 8-K for the 2003 annual results and as described in the notes to the financial statements included herein, the Company decided in 2003 to cease all of its private-label credit card operations. Pursuant to the current accounting and reporting rules under SFAS No. 144, the private-label credit card operations have also been reflected as discontinued operations. See Note 9 for further description of this matter.

Newport News

In the first quarter of 2004, the Board of Directors approved a plan to sell Newport News, Inc. In April 2004, the Company signed an agreement with Pangea Holdings Limited to sell substantially all of the assets of its Newport News, Inc. subsidiary. The proposed sale was subject to other better offers. Another interested party submitted an overbid for the acquisition of Newport News. Consequently, as established by the Bankruptcy Court, an auction was held on May 11, 2004 and Pangea Holdings Limited was the successful bidder. Cash proceeds approximate $28,600, but is subject to a working capital adjustment based upon the final closing balance sheet.

On April 28, 2003, the Company announced that it had entered into a ten year agreement with Alliance Data Systems (“ADS”), the terms of which were subsequently approved by the Bankruptcy Court, to establish a new private label credit card program for its merchant companies. Services provided by ADS under this agreement include establishing credit criteria for customer acquisition, issuing and activating new cards, extending credit to new cardholders, authorizing purchases made with the new cards, customer care and billing and remittance services. The new ADS credit card program is separate from and has no relation to the Company’s existing or prior credit card programs. ADS began issuing cards under this program in May 2003.

The Company is charged a customary fee on all credit transactions with ADS. In addition, payments to the Company for customer purchases made with their ADS-issued cards are subject to a 20% “holdback amount.” The holdback currently equals 20% of the principal portion of the receivables balance for merchant accounts financed by ADS at each month end. Receivables, as of April 3, 2004, include $14,133 due from ADS, which represents a 20% holdback on the outstanding principal portion of credit card receivables of ADS, generated from sales of the Company’s products. Subsequent to ceasing its own credit card operations in early 2003, the Company entered into an agreement with ADS whereby ADS issues and manages private-label credit cards for the Company’s merchant operations. Upon a customer’s use of these credit cards, ADS pays the Company the balance charged less the holdback, which is then paid to the Company upon ADS’ collection from the customer. ADS, under certain limited conditions, may draw upon the holdback, as reimbursement for a portion of its write-offs in connection with customer’s failure to pay their credit card accounts and therefore reduce the amount it owes the Company. Upon the Company’s emergence from Chapter 11, the holdback will be reduced to 10%, and thereafter will be eliminated if the Company satisfies certain financial criteria. The Company assesses the collectibility of this receivable on an ongoing basis based upon the Company’s progress in the Chapter 11 proceeding and based upon the Company’s assessment of achieving certain financial criteria. In the event the agreement is terminated under certain circumstances, the Company is required to purchase a substantial portion of the unpaid and outstanding accounts including outstanding finance charges and fees.

Restructuring Items

In December 2003, the Company announced its intent to close 29 additional underperforming Eddie Bauer stores, 14 of which had lease expirations, as a part of its ongoing reorganization process. This store-closing plan received Bankruptcy Court approval in January 2004 and the stores closed in the first quarter of 2004.

In April 2004, the Company announced that, as part of its ongoing restructuring process, it is pursuing the sale of its Eddie Bauer business.

In March 2004, the Company’s board approved the sale of its Newport News, Inc. subsidiary. In April 2004, the Company signed an agreement with Pangea Holdings Limited to acquire substantially all the assets of its Newport News, Inc. subsidiary. The proposed sale was subject to other better offers. Another interested party submitted an overbid for the acquisition of Newport News. Consequently, as established by the Bankruptcy Court, an auction was held on May 11, 2004 and Pangea Holdings Limited was the successful bidder.

In April 2004, the Company stated that it was in discussions with a party interested in purchasing Spiegel Catalog, Inc. In addition, the Company said that it is making headcount reductions at its Spiegel Catalog division and its corporate support staff to facilitate any transition of either the business or certain assets of the Spiegel Catalog business in the event a purchase transaction should be negotiated with an interested party, if any, and to minimize ongoing operating losses of the Spiegel Catalog business.

As part of its ongoing reorganization process, the Company will continue to evaluate its operations and organizational structure. As a result, the Company may make additional reductions in its workforce and changes in its operations, which will have a material impact on the Company’s results of operations.

The reorganization process could result in additional liabilities for severance and closing costs, write-downs for certain impaired assets, and other costs associated with the reorganization process. The liabilities related to these reorganization plans will be recorded in the period that the liability has been incurred and could be significant. In addition, the Company will perform an impairment analysis for certain assets affected by any planned reorganization activity in the period that the reorganization activity has been approved by management and the Bankruptcy Court.

As described above, the Company is moving forward with certain strategic initiatives. The specific impact of any potential sale of the Eddie Bauer or Spiegel Catalog business on the Company’s financial statements cannot yet be quantified. However, a sale or disposal of either division may have a material impact on the Company’s consolidated financial statements.

Other

The Company relies upon third parties to perform various operations for the Company. Among other things, the Company’s net sales on the Internet are dependent upon a third party to maintain the website to allow customers to purchase products. If this third party were unable to support the Company’s website for whatever reason, the Company would need to migrate to another Internet provider and this may have a negative impact on net sales. In addition, the Company purchases third party sourced products from various vendors. In some circumstances, the Company relies upon a limited number of vendors to produce entire product lines for the Company. If, for whatever reason, these vendors no longer produced product for the Company, the Company would be required to find other vendors to produce similar products. If the Company were unable to locate new vendors for the production of product, this could have a significant impact on net sales.

In order to protect against and be prepared for disruptions in the Company’s computer infrastructure, the Company has been working on improving its computer disaster recovery plan over the last several quarters. However, as a result of the Company’s filing for bankruptcy, certain disaster recovery initiatives with respect to computer systems have been delayed. Although the Company has taken steps to improve its disaster recovery plan, the occurrence of a disaster may have a significant impact on the Company’s ability to operate its existing computer systems and this may have a material impact on the Company’s financial condition.

The Company has four customer contact centers, two are located in Canada, one is located in Virginia, and one is located in South Dakota. The facilities located in Canada now handle the majority of the Company’s customer contact calls. The Company is not aware of any regulatory or other issues that present a risk to its business operations in Canada. However, any adverse change in laws or regulations that affected the Canadian operations or a major business disruption in these facilities would have a significant impact on the Company’s operations.

On October 14, 2003, the Company’s primary insurance carrier for directors and officers issued a reservation of rights letter to rescind coverage for the Company’s insurance policy period beginning March 1, 2002 to March 1, 2004, as a result of the allegations made in the SEC civil proceeding against the Company and the related report of the independent examiner (as previously described). In March 2004, the primary insurance carrier agreed to withdraw the reservation of rights letter to rescind coverage, and accordingly, the insurance policy beginning March 1, 2002 to March 1, 2004, remains in place for the applicable covered period. In addition, the Company entered into a new agreement with the primary insurance carrier for the insurance policy period beginning March 1, 2004 through March 1, 2005. The Company cannot predict whether other insurance carriers included in the insurance policy covered beginning March 1, 2002 to March 1, 2004 will attempt to rescind coverage. Accordingly, the Company is unable to predict the future effect, if any, the foregoing may have on its financial condition, operating results, business and management.

The Company had previously provided unaudited financial statements for 2002 as required under the consent order with the SEC. As a result of the recently completed audit for 2003, the Company reflected an adjustment approximating $18,000 to the beginning 2003 retained earnings to reflect primarily the write-down of certain assets at the credit card operations at the end of 2002 which were not subsequently collected. In addition, the first quarter results for 2003 have been adjusted to give effect to these adjustments. Income from operations for the first quarter of 2003 reflected an improvement of approximately $16,000 from the results previously reported based upon the changes made as part of the audit. The changes related primarily to the write-down of certain assets which had previously been recorded in the first quarter of 2003. In addition, certain debt financing costs that were previously expensed were capitalized accordingly.

RESULTS OF OPERATIONS

The Company, like other retailers, experiences seasonal fluctuations in its revenues and net earnings. Historically, a significant amount of the Company’s net sales and a majority of its net earnings have been realized during the fourth quarter. Approximately 33% of annual net sales in fiscal 2003 occurred in the fourth quarter. The Company’s working capital requirements also fluctuate throughout the year, increasing substantially in September and October in anticipation of the holiday season inventory requirements.

Accordingly, the results for the first quarter are not necessarily indicative of the results to be expected for the entire year.

The following table sets forth the statement of operations data for the 13 weeks ended April 3, 2004 and March 29, 2003 (“first quarter” or “13-week period”). Certain prior year amounts have been reclassified to conform with the fiscal 2004 presentation.

	Thirteen Weeks Ended
($000s omitted)	April 3, 2004	March 29, 2003
Net sales	$264,350	$356,694
Other revenue	25,054	35,233

Total net sales and other revenues	289,404	391,927
Cost of sales (including buying and occupancy expenses)	170,566	225,552
Selling, general and administrative expenses	139,780	193,212

Operating loss	(20,942)	(26,837)
Interest expense	2,468	7,653
Reorganization items, net	(11,882)	(7,840)
Loss from discontinued operations	(65,251)	(71,904)

Net loss	$(100,543)	$(114,234)

Other information:
Gross profit margin (% of total net sales)	35.5%	36.8%
SG&A expenses (% of total revenue)	48.3%	49.3%

Net sales: Net sales decreased by $92,344 or 26% to $264,350 for the 13 weeks ended April 3, 2004 from net sales of $356,694 for the 13 weeks ended March 29, 2003. The decrease in net sales was caused by a 46% decrease in catalog net sales, a 21% decrease in retail net sales, and a 16% decrease in e-commerce net sales. Contributing to the decrease in net sales was weak customer demand, as well as a planned decline in catalog circulation for each of the merchants and reduced promotional activity at Eddie Bauer. Finally, net sales declined due to more stringent credit-granting measures.

Retail sales, which relate primarily to Eddie Bauer, consist of all store sales, including discount and clearance stores, and direct sales represent catalog and e-commerce sales. Retail sales declined 21% for the first fiscal quarter in 2004 due to the closure of approximately 100 Eddie Bauer stores. In addition, Eddie Bauer comparable-store sales decreased 2.3% from the prior year. The comparable-store sales decline is primarily due to weak customer response to the men’s apparel offerings and the home product offering. Partially offsetting this weak demand was strong customer demand for the women’s apparel offering. (A store is included in comparable store sales if it has been open at least one fiscal year prior to the beginning of the quarter.)

Other revenue: Other revenue consists primarily of (1) amounts billed to customers for catalog and e-commerce shipping and handling, (2) royalty revenues related to the use of the Eddie Bauer name, and (3) revenues from catalog and e-commerce sales of third-party products. Other revenue decreased by $10,179, or 28.9%, from $35,233 in the first quarter of 2003 to $25,054 in the first quarter of 2004. The decrease resulted from lower delivery income of $9,041 at the merchant companies caused by lower order volume.

Cost of sales: Cost of sales decreased by $54,986 or 24.4% to $170,566 for 2004, from $225,552 for 2003. As a percentage of net sales, cost of sales increased to 64.5% for 2004 from 63.2% in the comparable period of the prior year. This increase as a percentage of net sales was driven by higher liquidation markdowns for the Spiegel Catalog business.

Selling, general and administrative expenses (“SG&A”): SG&A expenses decreased $53,432 or 27.6%, to $139,780 for 2004 from $193,212 for 2003. As a percentage of total revenue, SG&A expenses decreased to 48.3% for 2004 from 49.3% in the comparable period of the prior year. This decrease was primarily due to the reorganization activities implemented since the Chapter 11 filing to lower the cost structure of the Company. This included a lower headcount across the Company of approximately two thousand employees compared to the prior year. In addition, in the first quarter of 2004, the Company recorded a net benefit approximating $3,800 for certain refunds received from an insurance carrier for expenses previously recorded by the Company in connection with the SEC investigation.

Operating loss: The Company recorded an operating loss of $20,942 for the first quarter of 2004 compared to an operating loss of $26,837 for the comparable period of the prior year. The decreased operating loss in the current year was due to lower SG&A expenses resulting primarily from the cost reductions implemented since the Chapter 11 filing.

Interest expense: Interest expense totaled $2,468 and $7,653 for the first quarter of 2004 and 2003, respectively. Lower interest expense for the first quarter of 2004 resulted from the Chapter 11 filing in March 2003.

Income tax benefit: The Company has recorded no tax benefits associated with its pretax losses incurred for 2004 and 2003 due to substantial doubt about the Company’s ability to continue as a going concern (see Note 1 to the Consolidated Financial Statements).

Reorganization items, net: Reorganization items related to the Company’s filing for Chapter 11 totaled $11,882 for 2004 versus $7,840 in the comparable period of the prior year. Reorganization items in 2004 included approximately $11,313 in professional fees incurred after the Chapter 11 filing date, which related directly to the bankruptcy filing. The prior year period relates primarily to losses on derivative financial instruments no longer qualifying as hedges due to the Company’s Chapter 11 filing. See Note 6.

Discontinued Operations: Loss from discontinued operations totaled $65,251 and $71,904 for the first quarter of 2004 and 2003, respectively. The current year loss was comprised of a $58,741 estimated loss on the sale of Newport News. The remaining losses incurred in the current year related primarily to Newport News as a result of lower net sales resulting from poor customer demand. The prior period losses were comprised of $63,392 in losses related to the Company’s private-label credit card operations and $8,512 in losses related to Newport News.

LIQUIDITY AND CAPITAL RESOURCES

Since the Chapter 11 filing, the Company has met its operating and cash requirements through funds generated from operations. Total cash as of April 3, 2004 on the Company’s balance sheet approximated $168,686. The Company has generated this excess cash flow since the Chapter 11 filing primarily as a result of the strong financial performance at Eddie Bauer. This performance resulted from significant cost reductions, effective inventory management, and improvement in the sales results generated by the womens merchandise assortment. The Company has not borrowed under its DIP Facility since the inception of the facility.

Net cash used in operating activities totaled $38,947 for the 13-week period ended April 3, 2004 compared to $104,679 for the 13-week period ended March 29, 2003. The improvement reflected in the first quarter of fiscal 2004 versus the comparable period of the prior year resulted from lower losses, as well as an improvement in prepaid expenses versus the comparable period of the prior year. The prior year period included approximately $9,000 in cash payments for certain insurance policies and payments made for the prepayment of certain products. Finally, accounts receivable were lower in the current year by approximately $14,842 versus the prior year as a result of lower net sales in the current year period.

Since the fiscal year ending January 3, 2004, the Company’s cash position declined by $41,432. This was driven primarily from the losses incurred in the 13-week period ended April 3, 2004. In addition, cash payments for reorganization related expenses approximated $7,184, which represented primarily payments made to professionals for services related to the reorganization activities under the Chapter 11 bankruptcy filing. Finally, the cash reductions in the 13-week period ended April 3, 2004 also resulted from lower trade payables and accrued liabilities resulting from payments made to vendors since the prior year-end.

Net cash used in investing activities totaled $2,439 for the 13-week period ended April 3, 2004 compared to net cash provided by investing activities of $964 in the same period last year. In the first quarter of 2003, the Company received payments related to the termination of split-dollar life insurance policies approximating $2,000. In the first quarter of 2004, the Company incurred expenses for capital expenditures of $2,937, primarily for the remodeling of existing stores.

Debt Obligations

Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most other pending litigation, are stayed and other contractual obligations against the debtors in the bankruptcy case generally may not be enforced. Absent an order of the Bankruptcy Court, substantially all of the pre-petition liabilities are subject to settlement under a plan of reorganization to be voted upon by creditors and equity holders and approved by the Bankruptcy Court. As a result, the Company will continue to defer payments of principal and interest on pre-petition debt until a plan of reorganization has been approved by the Bankruptcy Court. The ultimate recovery to creditors and equity holders, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurances can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of the constituencies. Under the Bankruptcy Code, the debtors may also assume or reject executory contracts and unexpired leases, including store leases, subject to Bankruptcy Court approval and satisfaction of other requirements. In the event of rejection, the affected parties may file claims against the Company. On the other hand, the assumption of any of these contracts or leases will generally require the Company to cure all prior defaults, including all pre-petition liabilities. Payments on these liabilities may be significant.

In connection with its Chapter 11 filing, the Company has secured a senior secured debtor-in-possession facility from Bank of America, N.A., Fleet Retail Finance Inc. and The CIT Group/Business Credit, Inc. In April 2004, the Company elected to reduce the facility to $250,000 from $350,000. The Company will use the DIP Facility to supplement its cash flow from operations during the reorganization process.

The DIP Facility is a revolving credit facility under which Spiegel, Inc., Eddie Bauer, Inc., Spiegel Catalog, Inc., Ultimate Outlet Inc. and Newport News, Inc. are the borrowers and, together with the other Chapter 11 debtor subsidiaries, are guarantors. The DIP Facility has super priority claim status in the Chapter 11 case and is secured by first priority liens on all of the debtors’ assets, subject to the following: valid and unavoidable pre-petition liens, certain other permitted liens applicable to certain assets, the fees and expenses of the independent examiner appointed by the court in connection with the SEC Judgment and up to $7,000 for professional and administrative fees. The Company expects to complete the sale of Newport News, Inc. by the end of May 2004, resulting in the elimination of Newport News, Inc. from the credit facility.

Advances under the DIP Facility may not exceed a borrowing base equal to various percentages of the Company’s eligible accounts receivable, eligible inventory and eligible real estate, less specified reserves. Availability at April 3, 2004 was approximately $117,568.

Borrowings under the DIP Facility bear interest, at the option of the borrower, at prime plus 1.00% or at LIBOR plus 3.00%. As of April 3, 2004, there were no borrowings drawn under the DIP Facility. The Company is obligated to pay an unused commitment fee of 0.5% per annum on the unused amount of the maximum committed amount. The DIP Facility is scheduled to terminate on March 17, 2005.

The DIP Facility contains customary covenants, including certain reporting requirements and covenants that restrict the ability of the Company and its subsidiaries to incur or create liens, incur indebtedness and guarantees, make dividend payments and investments, sell or dispose of assets, change the nature of its business, enter into affiliated transactions and engage in mergers or consolidations. In particular, the Company may from time to time need to obtain the approval of the lenders under the DIP Facility in order to implement changes during the reorganization process, such as store closings in excess of those permitted by the DIP Facility, investments or sales of assets or businesses that are not currently permitted or other actions.

An event of default would occur under the DIP Facility if the Company or its subsidiaries failed to comply with these covenants, in some cases, after the expiration of a grace period. Upon the occurrence of an event of default, borrowings under the DIP Facility would, upon demand, become due and payable. In addition, the need to obtain consent or waivers from the lenders may delay or impede the Company’s restructuring efforts.

The Company obtained certain amendments from its lenders under the DIP Facility to implement the following actions:

•	liquidate excess Spiegel Catalog and Eddie Bauer inventory,

•	increase the number of Eddie Bauer stores permitted to close during the term of the agreement to 150 from 80,

•	sell certain facilities, and

•	sell the Newport News business unit

The Company continues to work with its lenders to obtain other amendments under its DIP Facility to provide additional flexibility for the Company to implement its restructuring initiatives and to address other business issues that may arise.

The Company’s ability to continue as a going concern will depend upon, among other things, the confirmation of a plan of reorganization, its compliance with the provisions of the DIP Facility and its ability to generate cash from operations and obtain financing sufficient to satisfy its future obligations. These challenges are in addition to the operational and competitive challenges the Company’s business faces. The Company anticipates that its DIP Facility, together with its current cash reserves and cash flow from its operations, will be sufficient to fund its operations during the reorganization process. However, the Company has no experience operating as a debtor-in-possession. As a result, the assumptions underlying its projected cash requirements during the bankruptcy process may prove to be inaccurate.

MARKET RISK

The Company is exposed to market risk from changes in interest rates and, to a lesser extent, foreign currency exchange rate fluctuations. Prior to the Pay Out Events, which occurred on the Company’s receivables securitization transactions in March 2003, the Company was also exposed to market risk on its securitizations. As a result of the Pay Out Events, the Company no longer generates receivables that would be deposited in the securitization trusts. As the Company currently has no outstanding borrowings under its DIP Facility, the Company’s current exposure to interest rate changes is minimal.

In seeking to minimize risk, the Company generally manages exposure through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. The Company does not use financial instruments for trading or other speculative purposes and is not party to any leveraged financial instruments.

INTEREST RATES

In connection with its filing for bankruptcy protection, the Company has a $250,000 DIP Facility described above. As of April 3, 2004, no amounts have been borrowed under this facility. All future borrowings under this facility will bear interest at rates that represent a margin over either the prime rate or LIBOR. As a result, the Company expects to have interest rate exposure to shifts in these reference interest rates, depending on the type of borrowing it makes under this facility.

CRITICAL ACCOUNTING POLICIES

Management’s Discussion and Analysis discusses the Company’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Management generally evaluates its estimates and assumptions on an ongoing basis for significant changes or events. Actual results may differ from these estimates under different assumptions or conditions. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimate are reasonably likely to occur from period to period, and would materially impact the Company’s financial condition, changes in financial condition or results of operations. Critical estimates inherent in these accounting policies are discussed in the following paragraphs.

Chapter 11

As a result of the Chapter 11 filing, the realization of assets and satisfaction of liabilities, without substantial adjustments and/or changes in ownership, are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to approval of the Bankruptcy Court or otherwise as permitted in the ordinary course of business, the Debtors, or some of them, may sell or otherwise dispose of assets and liquidate or settle liabilities for some amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts and classifications in the historical consolidated financial statements. The Company continues to reflect the consolidated financial statements based upon a going concern and not as a liquidation of a business. If the Company liquidates or sells any business unit, it will likely have a material impact on the consolidated financial statements.

Litigation Reserves

The Company is involved in a number of other legal proceedings and claims, which cover a wide range of matters. In the opinion of management, these other legal matters (except for the claims filed against the Company as part of the Chapter 11 filing which are currently under review (see Note 5)) are not expected to have any material adverse effect on the consolidated financial position or results of operations of the Company. However, future events may require the Company to record additional litigation reserves based upon the outcome of certain proceedings and the ultimate resolution of the claims process.

Inventory Valuation

Inventories, principally merchandise available for sale, are stated at the lower of cost or market. Cost is determined primarily by the average cost method or by the first-in, first-out method. Market place determinations inherently require management judgment and contain estimates such as the amount of markdowns necessary to clear unproductive or slow-moving inventory, which may impact the ending inventory valuation as well as gross margins. The Company reviews its reserve for excess and obsolete inventory on an ongoing basis to ensure that net inventory values are reflected at their estimated net realizable value. Although the Company has seen a significant decline in net sales, the Company has managed its inventory purchases in line with the corresponding net sales declines.

Long-Lived Asset Impairment

The Company has a significant investment in intangible assets and property and equipment. The carrying value of long-lived assets are periodically reviewed by the Company whenever events or changes in circumstances indicate that a potential impairment has occurred. For long-lived assets held for use, a potential impairment occurs if projected future undiscounted cash flows are less than the carrying value of the assets. The estimate of cash flows includes management’s assumptions of cash inflows and outflows directly resulting from the use of that asset in operations. When a potential impairment has occurred, an impairment write-down is recorded if the carrying value of the long-lived asset exceeds its fair value. The Company may have to record future write-downs of its long-lived assets as a result of future reorganization efforts. See Note 6.

FORWARD-LOOKING STATEMENTS

This report contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the Company’s current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this report. Forward-looking statements include information concerning the Company’s possible or assumed future financial condition or results of operations. These statements often include words such as “expect,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” or similar expressions. As you read and consider this report, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the Company’s ability to continue as a going concern; uncertainty regarding the Company’s ability to operate pursuant to the terms of the debtor-in-possession (DIP) Financing Facility; uncertainty regarding the Company’s ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case; the effect on the Company’s net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; the effects on the Company of the PayOut Events experienced by all of the Company’s securitization agreements that are backed by the Company’s credit card receivables; the ultimate effect on the Company of the pending investigation by the SEC; the uncertainty relating to the outcome of the liquidation of the credit card operations; the ability of the Company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the Company’s credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the Company’s control.

All future written and oral forward-looking statements made by the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the Company’s ongoing obligations to disclose material information as required by the federal securities laws, the Company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPIEGEL, INC. (Registrant)

Dated: May 17, 2004	By:	/S/ JAMES M. BREWSTER

James M. Brewster Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)